Exhibit 4.24
FIRST AMENDMENT TO THE
REVOLVING TRADE
RECEIVABLES PURCHASE AGREEMENT

MEMORANDUM OF AGREEMENT made as of the 4th day of February, 2022.
BETWEEN:
CELESTICA INC.,
(hereinafter referred to as the “Servicer”),
- and -
CELESTICA LLC,
CELESTICA HOLDINGS PTE LTD,
CELESTICA HONG KONG LTD.,
CELESTICA (ROMANIA) S.R.L.,
CELESTICA JAPAN KK,
CELESTICA OREGON LLC,
CELESTICA ELECTRONICS (M.) SDN. BHD.,
CELESTICA PRECISION MACHINING LTD.,
- and -
CELESTICA INTERNATIONAL LP, by its general partner, Celestica International GP Inc..
(hereinafter referred to collectively as the “Sellers”),
-
- and -
CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, NEW YORK BRANCH
        - and -
CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK (CANADA BRANCH),
(hereinafter each referred to as “Purchaser”, and together as the “Purchasers”)
WHEREAS the Sellers, the Servicer and the Purchasers are parties to a Revolving Trade Receivables Purchase Agreement, dated as of March 6, 2020 (the “Receivables Purchase Agreement”);
WHEREAS the Sellers, the Servicer and the Purchasers now wish to amend the Receivables Purchase Agreement by this First Amendment to the Revolving Trade Receivables Purchase Agreement and Accession Agreement (this “Amending Agreement”);
AND WHEREAS Section 8.1 of the Receivables Purchase Agreement permits written amendments thereto with the written consent of each of the Sellers, the Servicer and, the Purchasers;
Celestica – First Amendment to Revolving Trade
Receivables Purchase Agreement
ACTIVE 62782486v2

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the premises, covenants and agreements of the parties herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the parties hereby covenant and agree as follows:
1.    Defined Terms: All capitalized terms and expressions used and not otherwise defined in this Amending Agreement including in the recitals hereto shall have the meanings specified in the Receivables Purchase Agreement.
2.    Amendments of Definitions in Section 1.1:
(a)    The following definitions are amended and restated in their entirety as follows:
“Applicable LIBOR” means, (i) in respect of any Purchase Date occurring before January 1, 2022 or any interest period under Section 2.5 up to and excluding January 1, 2022 in respect of Receivables denominated in Dollars, the LIBOR Rate, (ii) in respect of Receivables denominated in Japanese Yen, BBA JPY LIBOR, and (iii) in respect of Receivables denominated in Euros, Euribor.
"Collection Accounts": each of account Nos. xxxxx-xxxxx, xxxxx-xxxxx and xxxxx-xxxxx (maintained by Celestica LLC), xxxxx-xxx xx (maintained by Celestica Hong Kong), xxxxx- xxxxx (maintained by Celestica Holdings), xxxxxxx-xxxxx (maintained by Celestica Japan), xxxxxxxxxxxx (maintained by Celestica Malaysia), xxxxxxxxxx (maintained by Celestica Oregon), xxxxxxxxxxxx and xxxxxxxxxxxx (maintained by Celestica Romania), xxxxxxxxxx (maintained by Celestica International LP) and xxxxxxxxxx (maintained by Celestica California), in each case with Bank of America and each other account from time to time opened by a Seller and subject to the Lien of the Collection Account Pledge Agreement or, in the case of the Japanese Yen Collection Account subject to the Lien of the Japanese Yen Collection Account Pledge Agreement, or in the case of the Malaysian Collection Account subject to the Lien of the Malaysian Collection Account Pledge Agreement, provided that, except with respect to the Japanese Yen Collection Account and the Malaysian Collection Account, the relevant account bank shall have executed and delivered a Deposit Account Control Agreement or Security Deed, and in the case of the Japanese Yen Collection Account and the Malaysian Collection Account, the relevant account bank shall have acknowledged the notification comprising Annex 2 to the Japanese Yen Collection Account Pledge Agreement and to the Malaysian Collection Account Pledge Agreement, as the case may be, in form and substance satisfactory to the Purchasers and shall have taken such other measures as the Purchasers shall require to assure its security interest in such account.
“Discount Rate”: means, with respect to any Receivable, a rate per annum equal to the sum of (i) Applicable LIBOR as determined by the applicable Purchaser for a period equal to the Discount Period applicable to such Receivable determined as of two (2) Business Days prior to the applicable Purchase Date for such Receivable, plus (ii) the Applicable Margin for the Obligor of such Receivable, provided that, commencing with any Purchase Date on or after January 1, 2022 in respect of Receivables denominated in Dollars, a rate per annum equal to the sum of (i) Term SOFR plus (ii) the Applicable Margin for the Obligor of such Receivable, and further provided that in no event shall the Discount Rate exceed 5% per annum.
"Eligible Receivables": on an applicable Purchase Date, any Receivable (i) which has a Scheduled Due Date and which Scheduled Due Date is not later than the maximum number of days (if any) specified in Schedule 1.2 for the related Obligor after the invoice date thereof, (ii) which is an "account" as defined in the UCC, (iii) which is denominated and payable in Dollars or, in the case of Celestica Japan, Japanese Yen or, in the case of Celestica Romania, Euros (iv) which, together with the related Contract and the guarantee of any related guaranteeing person, is in full force and effect and constitutes the legal, valid and binding obligation of the applicable Obligor enforceable against each such Obligor in accordance with its terms and subject to no asserted right of offset, counterclaim or other defense, (v) which satisfied on the relevant invoice date all requirements of the applicable Seller's standard customer credit policies, including that the Receivable is not delinquent or defaulted, (vi) which satisfies all applicable Obligor Limits, (vii) which was generated in the ordinary course of the respective Seller's business (viii) in respect of which the related Eligible Buyer has been provided with Irrevocable Payment Instructions and (ix) if it is an Insured Receivable, the Insured Receivable Conditions have been satisfied, and such Insured Receivable satisfies all requirements set out in the Insurance Policy and the Tri-Party Insurance Agreement, and the Insurance Policy and Tri-Party Insurance Agreement remain in full force and effect insuring such Insured Receivable.
(b)    The following new definitions are hereby included in the correct alphabetical order:
“Conforming Changes”: means, with respect to either the use or administration of the Term SOFR or the use, administration, adoption or implementation of any replacement index in accordance with the terms of Section 1(i), any technical, administrative or operational changes (including, without limitation, changes to the definition of “Business Day”, or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates, the applicability and length of lookback periods and other technical, administrative or operational matters) that the Purchasers reasonably determine in good faith may be appropriate to reflect the adoption and implementation of a replacement index or to permit the use and administration of a replacement index by the Purchasers in a manner substantially consistent with market practice and the economic terms of this Agreement (or, if the Purchasers decide that adoption of any portion of such market practice is not administratively feasible or if the Purchasers determine that no market practice for the administration of any such rate exists, in such other manner of administration as the Purchasers reasonably determine in good faith is reasonably necessary in connection with the administration of this Agreement consistent with market practice and the economic terms of this Agreement).
"Cost of Funds Rate": means the rate per annum quoted from time to time as such by the Purchasers, which rate shall be determined and calculated by the Purchasers in their sole discretion, taking into account factors including, but not limited to, the Purchasers’ external and internal funding costs and prevailing interbank market rates and conditions. Notwithstanding the foregoing, if the Cost of Funds Rate shall be less than 0%, such rate shall be deemed 0% for purposes of this Agreement.
“Credit Spread Adjustment”: means the percentage applicable to the applicable Discount Period or other period identified by the Purchasers to serve as the basis upon which the Purchasers adjust Term SOFR from time to time, which such percentage shall be set forth on Exhibit K hereto (as such may be amended by the Purchasers from time to time upon notice to the Sellers), subject in each case to applicable Conforming Changes. Amendments to Exhibit K will be made by the Purchasers acting reasonably and on the basis of changes in market spreads.

““First Amendment”: the First Amendment dated as of February 4, 2022 to the Revolving Trade Receivables Purchase Agreement by and among the Servicer, the Sellers and the Purchasers dated as of March 6, 2020.
“SOFR”: means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator”: means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“Term SOFR”: means the sum of (i) Term SOFR Reference Rate for a tenor comparable to the applicable Discount Period or other period, as applicable, as such rate is published by the Term SOFR Administrator on the day (such day, the “Term SOFR Determination Day”) two (2) U.S. Government Securities Business Days prior to the Purchase Date for the applicable Purchased Asset or two (2) U.S. Government Securities Business Days immediately preceding the first day for which such rate is accruing, as applicable, plus (ii) the Credit Spread Adjustment for a tenor comparable to such Discount Period or other period, as applicable; provided, that (i) if the Term SOFR Administrator does not publish the Term SOFR Reference for a tenor comparable to such Discount Period or other period, the Term SOFR Reference Rate shall be determined by the Purchasers by linear interpolation of (A) the sum of (x) the Term SOFR Reference Rate for the longest published tenor which is shorter than such Discount Period or other period, as such rate is otherwise determined pursuant to the terms of this definition, plus (y) the Credit Spread Adjustment for such tenor and (B) the sum of (x) the Term SOFR Reference Rate for the shortest published tenor which is longer than such Discount Period or other period, as such rate is otherwise determined pursuant to the terms of this definition, plus (y) the Credit Spread Adjustment for such tenor, and (ii) if on any Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor is not published by the Term SOFR Administrator, then Term SOFR shall be the Term SOFR Reference Rate for the applicable tenor as most recently published by the Term SOFR Administrator. Notwithstanding the foregoing, if Term SOFR as determined above would be less than 0%, then Term SOFR shall be deemed to be 0.001% for purposes of the Agreement.
“Term SOFR Administrator”: means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Purchaser in its discretion).
“Term SOFR Reference Rate”: means the forward-looking term rate based on SOFR.
“U.S. Government Securities Business Day”: means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
3.    Amendments to Schedules: A new Schedule K is hereby added to the Receivables Purchase Agreement and made a part thereof, as follows:
“Schedule K

Tenor	Percentage
Overnight	0.07%
One month	0.07%
Three months	0.15%
Six months	0.18%
One year	0.25%

4.    Amendment of Section 2.5.    Section 2.5 is hereby amended and restated in its entirety as follows:
All payments (including deposits) to be made by the Servicer and the Sellers that comprise Collections hereunder shall be made without setoff or counterclaim except as otherwise contemplated by this Agreement and shall be made prior to 1:00 P.M., New York City time, on each Settlement Date to the Payment Account, in Dollars, or to the Japanese Yen Payment Account in Japanese Yen, or to the Euro Payment Account in Euros, and in immediately available funds. All other payments shall be payable directly to the Purchasers, at the account of, in the case of the U.S. Purchaser: account no. xxx-xxxxxx-xxxx-xx of Credit Agricole CIB, ABA no. xxx xxx xxx, Ref: Celestica or in the case of the Canadian Purchaser: account no. xxx-xxxxxx-xxxx-xx of Credit Agricole CIB, ABA no. xxx xxx xxx, Ref: Celestica (each, a “Payment Account”). If any payment or deposit hereunder becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day. The Servicer and the Sellers shall pay to the applicable Purchaser, upon demand, interest on all amounts not paid or deposited by the Servicer or Sellers when due (excluding for greater certainty amounts not paid or deposited by Obligors when due) at a rate per annum equal to the Applicable LIBOR, as applicable, or Term SOFR, in each case determined by the Purchaser plus 1% per annum, for each such day such payment is overdue. Any such interest shall be paid directly to the Payment Account of the Purchaser.
5.    Amendment of Section 2.8.    Clause (v) of Section 2.8 is hereby amended to read in its entirety as follows:
(v) any dispute, claim, counterclaim, offset or defense of an Eligible Buyer or any related guaranteeing person to the payment of any Scheduled Receivable (including a defense based on such Scheduled Receivable, the related Contract or the related guarantee not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms, or any failure or inability of a Seller to assign the related guarantee of such Obligor to the applicable Purchaser or the cancellation or modification of such related guarantee, but excluding any dispute, claim, counterclaim, offset or defense arising out of any act or omission of any Indemnified Party), any Dilution with respect to a Scheduled Receivable or any claim resulting from the sale of the goods or services related to such Scheduled Receivable or any other transaction with such Obligor or the furnishing or failure to furnish such goods or services or relating to collection activities with respect to such Scheduled Receivables or any tax deducted from the payment of a Scheduled Receivable by the Obligor thereon, in each case, without duplication, and to the extent not remedied in accordance with Section 2.11(b) or any deductible applicable to any Insured Receivable
6.    Amendment of Section 2.10.    Section 2.10 is hereby amended and restated in its entirety as follows:

In the event a Scheduled Receivable has not been paid in full by the date that is ten (10) days after the Expected Remittance Date therefor (a “Defaulted Receivable”), the applicable Seller shall determine the cause of such payment delay or non-payment, including whether it is due to a Dispute, and it shall deliver to the Purchasers by no later than ten (10) days after such Expected Remittance Date, a certification and report (a “Non-Payment Report”) identifying the Defaulted Receivable and the Eligible Buyer thereof and describing in reasonable detail the cause of such non-payment, including whether a Dispute exists with respect to such Defaulted Receivable, or certifying that such cause is unknown. In the event a Scheduled Receivable has not been paid in full by the date that is fifteen (15) days after the Expected Remittance Date therefor and the Non-Payment Report with respect thereto does not report a Dispute or states that the cause of such payment delay or non-payment is unknown (a “Non-Payment Event”), the Purchasers may in their sole discretion (a) contact such Eligible Buyer by phone or in person to discuss the status of such Defaulted Receivable and to inquire whether such payment delay or non-payment is due to a Dispute and when payment can be expected, provided it has given the Servicer at least five Business Days’ prior notice that it intends to take such action and the Servicer on behalf of the relevant Seller has not elected to repurchase the related Scheduled Receivable, (b) take any other lawful action to collect such Scheduled Receivable directly from such Eligible Buyer and the related guaranteeing person and to collect any amounts payable under the Insurance Policy in respect of any Insured Receivables and/or (c) terminate the appointment of the Servicer for the servicing of such Scheduled Receivable. If the Eligible Buyer advises the Purchasers of the existence of a Dispute, the Purchasers shall advise the applicable Seller of such Defaulted Receivable that the Eligible Buyer has asserted a Dispute.
7.    Addition of new Section 2.14.    A new Section 2.14 is hereby added to the Receivables Purchase Agreement, as follows:
2.14    Successor Term SOFR.
(i)    If the Purchasers determine (which determination shall be final and conclusive, absent manifest error) that either (A) the applicable supervisor or administrator (if any) of Term SOFR or a Governmental Authority having jurisdiction over a Purchaser has published or made a public statement identifying the specific date after which Term SOFR shall no longer be used for determining interest rates for loans (such date, an “Index Rate Termination Date”), (B) a rate other than Term SOFR has become a widely recognized benchmark rate for newly originated loans in Dollars in the U.S. market and Term SOFR is no longer widely so recognized or (C) a public statement or publication of information was made by the regulatory supervisor for the administrator (if any) of Term SOFR or a Governmental Authority having jurisdiction over a Purchaser has made a public statement that Term SOFR is no longer representative, then the Purchasers may (in consultation with the Sellers) propose a replacement index for Term SOFR and to make adjustments to applicable margins and related amendments to this Agreement as referred to below such that, to the extent practicable, the all-in discount rate based on the replacement index will be substantially equivalent to the all-in Term SOFR-based discount rate in effect prior to its replacement.
(ii)    The Purchasers and the Sellers shall enter into an amendment to this Agreement to reflect the replacement index, the adjusted margins and such other related amendments as may be appropriate, in the reasonable discretion of the Purchasers, for the implementation and administration of the replacement index-based rate.
(iii)    Selection of the replacement index, adjustments to the applicable margins, and amendments to this Agreement (A) will be determined with due consideration to the then-current market practices for determining and implementing a discount rate for non-recourse and limited recourse accounts receivable purchase facilities in the U.S., and (B) may also reflect adjustments to account for (x) the effects of the transition from Term SOFR to the replacement index and (y) yield- or risk-based differences between Term SOFR and the replacement index.
(iv)    Until an amendment reflecting a new replacement index in accordance with this Section 2.14 is effective, each Purchase Price shall continue to be determined using Term SOFR as a component of the Discount; provided, however, that if the Purchasers determine (which determination shall be final and conclusive, absent manifest error) that an event described in Section 2.14(i) has occurred and so notify the Sellers, then upon such notice, (A) no Purchase Price shall be calculated using Term SOFR as a component of the Discount and (B) all outstanding and future Purchase Prices shall be calculated using a Discount that is calculated based on the Cost of Funds Rate plus a margin, which margin shall have the effect of approximating the return to the Purchasers that was expected prior to the existence of such condition until such time as an amendment reflecting a replacement index and related matters as described above is implemented. The Sellers shall have the option not to proceed with any Purchase following any notice from the Purchasers under this Section 2.14(iv).
(v)    Notwithstanding anything to the contrary contained herein, if at any time the replacement index is less than zero, at such times, such index shall be deemed to be zero for purposes of this Agreement.
8.    Representations and Warranties To induce the Purchasers to enter into this Amending Agreement, the Guarantor and each of the Sellers hereby jointly and severally make the following representations and warranties (provided that Celestica Romania shall only be responsible hereunder for its own representations and warranties):
(a)    The Guarantor and each of the Sellers hereby represent and warrant as of the date of this Amending Agreement that no Termination Event or Incipient Termination Event has occurred and is continuing.
(b)    The Servicer and each Seller, as of the date hereof, hereby represents and warrants that the execution, delivery and performance of this Amending Agreement and any and all other agreements, documents and instruments executed and/or delivered in connection herewith have been duly authorized by all requisite action on the part of the Servicer and the Sellers, constitute its legal, valid and binding obligation, enforceable against it in accordance with their terms. This Amending Agreement has been duly executed and delivered on behalf of the Servicer and each Seller.
(c)    The Guarantor and each of the Sellers hereby represent and warrant as of the date of this Amending Agreement and as of the Effective Date (as defined below) that since the date of the most recent financial statements made available to the Purchasers there has been no change, development or event that has had or could reasonably be expected to have a Material Adverse Effect.
9.    Ratification Except for the specific changes and amendments to the Receivables Purchase Agreement contained herein, the Receivables Purchase Agreement and all related documents are in all other respects ratified and confirmed and the Receivables Purchase Agreement as amended hereby shall be read, taken and construed as one and the same instrument.

10.    Counterparts This Amending Agreement may be executed by one or more of the parties to this Amending Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of this Amending Agreement signed by all the parties shall be lodged with the Servicer and the Purchasers.
11.    Confirmation of Guarantee Guarantor hereby confirms and agrees that (i) the Guarantee is and shall continue to be in full force and effect and is otherwise hereby ratified and confirmed in all respects; and (ii) the Guarantee is and shall continue to be an unconditional and irrevocable guarantee of all of the Obligations (as defined in the Guarantee).
12.    Further Assurances Each party shall, and hereby agrees to, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, such further acts, deeds, mortgages, transfers and assurances as are reasonably required for the purpose of accomplishing and effecting the intention of this Amending Agreement.
13.    Conditions to Effectiveness This Amending Agreement shall become effective (such date being the “Effective Date”) upon receipt by the Purchasers of counterparts hereof, duly executed and delivered by each of the parties hereto. The Purchasers shall inform the Guarantor and the Sellers of the occurrence of the Effective Date.
14.    Successors and Assigns This Amending Agreement shall be binding upon and inure to the benefit of the Sellers, the Servicer, the Purchasers, and their respective successors and permitted assigns.
15.    Governing Law This Amending Agreement shall be governed and construed in accordance with the laws of the Province of Ontario.

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IN WITNESS WHEREOF, the parties hereto have caused this Amending Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

CELESTICA INC., as Servicer and as Guarantor By: /s/ Enzo Vigna ________________________________ Name: Enzo Vigna Title: Authorized Signatory
CELESTICA LLC By: /s/ Enzo Vigna ________________________________ Name: Enzo Vigna Title: Authorized Signatory
CELESTICA HOLDINGS PTE LTD By: /s/ Enzo Vigna ________________________________ Name: Enzo Vigna Title: Authorized Signatory
CELESTICA HONG KONG LTD. By: /s/ Enzo Vigna ________________________________ Name: Enzo Vigna Title: Authorized Signatory
Signature Page to First Amendment to Revolving Trade Receivables Purchase Agreement
ACTIVE 62782486v2

CELESTICA (ROMANIA) S.R.L. By: /s/ Enzo Vigna _________________________________ Name: Enzo Vigna Title: Authorized Signatory
CELESTICA JAPAN KK By: /s/ Enzo Vigna _______________________________ Name: Enzo Vigna Title: Authorized Signatory
CELESTICA ELECTRONICS (M) SDN. BHD. By: /s/ Enzo Vigna ________________________________ Name: Enzo Vigna Title: Authorized Signatory
CELESTICA OREGON LLC By: /s/ Enzo Vigna _________________________________ Name: Enzo Vigna Title: Authorized Signatory
Signature Page to First Amendment to Revolving Trade Receivables Purchase Agreement
ACTIVE 62782486v2

CELESTICA PRECISION MACHINING LTD. By: /s/ Enzo Vigna __________________________________ Name: Enzo Vigna Title: Authorized Signatory
CELESTICA INTERNATIONAL LP, by its general partner, Celestica International GP Inc. By: /s/ Enzo Vigna _________________________________ Name: Enzo Vigna Title: Authorized Signatory
Signature Page to First Amendment to Revolving Trade Receivables Purchase Agreement
ACTIVE 62782486v2

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, NEW YORK BRANCH, as Purchaser
By:    /s/ Thibault Berger
________________________________
Name: Thibault Berger
Title: Managing Director
By:    /s/ Gustavo Rizzo
________________________________
Name: Gustavo Rizzo
Title: Director

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK (CANADA BRANCH), as Purchaser
By:    /s/ Jean-Pierre Beaupre (CA-CIB)
______________________________________
Name: Jean-Pierre Beaupre (CA-CIB)
Title:
By:    /s/ Matthieu Honore
_______________________________
Name: Matthieu Honore
Title: Director - ITB

Signature Page to First Amendment to Revolving Trade Receivables Purchase Agreement
ACTIVE 62782486v2